EXHIBIT 12.1
DUKE REALTY CORPORATION
CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO
COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
(in thousands, except ratios)

	Three Months Ended March 31, 2012		Year Ended December 31, 2011		Year Ended December 31, 2010		Year Ended December 31, 2009		Year Ended December 31, 2008		Year Ended December 31, 2007
Net income (loss) from continuing operations, less preferred dividends	$(37,030)		$(64,154)		$(30,476)		$(313,445)		$18,305		$112,176
Preferred dividends	13,193		60,353		69,468		73,451		71,426		58,292
Interest expense	61,086		222,203		188,136		150,586		135,865		110,979
Earnings (loss) before fixed charges	$37,249		$218,402		$227,128		$(89,408)		$225,596		$281,447
Interest expense	$61,086		$222,203		$188,136		$150,586		$135,865		$110,979
Interest costs capitalized	1,309		4,335		11,498		26,864		53,456		59,167
Total fixed charges	62,395		226,538		199,634		177,450		189,321		170,146
Preferred dividends	13,193		60,353		69,468		73,451		71,426		58,292
Total fixed charges and preferred dividends	$75,588		$286,891		$269,102		$250,901		$260,747		$228,438
Ratio of earnings to fixed charges	N/A	(1)	N/A	(3)	1.14		N/A	(6)	1.19		1.65
Ratio of earnings to fixed charges and preferred dividends	N/A	(2)	N/A	(4)	N/A	(5)	N/A	(7)	N/A	(8)	1.23

(1)	N/A - The ratio is less than 1.0; deficit of $25.1 million exists for the three months ended March 31, 2012. The calculation of earnings includes $91.6 million of non-cash depreciation expense.

(2)	N/A - The ratio is less than 1.0; deficit of $38.3 million exists for the three months ended March 31, 2012. The calculation of earnings includes $91.6 million of non-cash depreciation expense.

(3)	N/A - The ratio is less than 1.0; deficit of $8.1 million exists for the year ended December 31, 2011. The calculation of earnings includes $329.2 million of non-cash depreciation expense.

(4)	N/A - The ratio is less than 1.0; deficit of $68.5 million exists for the year ended December 31, 2011. The calculation of earnings includes $329.2 million of non-cash depreciation expense.

(5)	N/A - The ratio is less than 1.0; deficit of $42.0 million exists for the year ended December 31, 2010. The calculation of earnings includes $278.3 million of non-cash depreciation expense.

(6)	N/A - The ratio is less than 1.0; deficit of $266.9 million exists for the year ended December 31, 2009. The calculation of earnings includes $244.1 million of non-cash depreciation expense.

(7)	N/A - The ratio is less than 1.0; deficit of $340.3 million exists for the year ended December 31, 2009. The calculation of earnings includes $244.1 million of non-cash depreciation expense.

(8)	N/A - The ratio is less than 1.0; deficit of $35.2 million exists for the year ended December 31, 2008. The calculation of earnings includes $211.9 million of non-cash depreciation expense.